Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC File No. 333-171783) of Genspera, Inc. of our report dated March 30, 2011 relating to our audits of the financial statements which appear in this Annual Report on Form 10-K of Genspera, Inc. for the years ended December 31, 2010 and 2009.

/s/ RBSM LLP

New York, New York
March 30, 2011